Exhibit 10.6

Exclusive License and Operation Agreement

This agreement is entered into effective as of January 1, 2023 (the “Effective Date”) between the two parties below, in Chaoyang District, Beijing, the People’s Republic of China.

Party A: Shanghai Jupiter Creative Design Co., Ltd.

Address: Building D3, No. 718, Lingshi Road, Jing’an District, Shanghai

Contact: [Personal information to be redacted]

Party B: Shanghai Youmier Network Technology Co., Ltd.

Address: Floor 12, Block B, Wangjing Greenland Center, Chaoyang District, Beijing

Contact: [Personal information to be redacted]

Hereinafter, Party A and Party B are collectively referred to as “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS Party A is a limited liability company incorporated in the People’s Republic of China (the “PRC”), mainly engaged in the research and development of online games. Party A and/or its Affiliates own all the intellectual property rights and licensed operation rights of the mobile online game Project A worldwide.

WHEREAS Party B is a limited liability company incorporated in accordance with the laws of the People’s Republic of China, mainly engaged in the publishing, distribution, promotion and operation of online games.

WHEREAS Party A wishes to publish, distribute, promote, and operate the Mobile Game Project A (hereinafter collectively referred to as the “Game”, as defined in Article 1.9 in this Agreement) within the Territory (defined in Article 1.12); Party B wishes to obtain the license of the Game in the Territory in accordance with the terms and conditions stipulated in this Agreement.

WHEREAS Party A agrees to grant Party B the license for the Game within the Territory in accordance with the terms and conditions set out in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, Party A and Party B agree as follows:

Article 1 Definitions

In this Agreement, relevant terms have the following meanings:

1.1	Agreement means this Exclusive License and Operation Agreement of Project A.

1.2	Mobile Game means a video game products that can be played on any and all mobile devices with iOS or Android OS as operating systems, including Smartphones, Tablet PC, etc.

1.3	Smartphone means a portable computer device that combines mobile telephone functions and computing functions.

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1.4	Tablet PC means a multifunctional portable personal computer with high screen resolution.

1.5	iOS means the operating system developed by Apple Inc. exclusively for its hardware, such as iPhone, iPad, iPod Touch, etc.

1.6	Android OS means the operating system developed by Google, which is used in mobile devices .

1.7	Mobile Application means a computer program or software application designed to run on a mobile device.

1.8	Localization Language means to the local language of the Territory, namely Chinese.

1.9	Game means to the iOS and Android version of Project A, including its renamed Mobile Game software products and subsequent updated versions.

1.10	Localization means the translation/modification of the Game into the Localization Language, and the adaptation/modification of the Game according to the local laws and/or cultural standards, customs and actual operational needs of the Territory. The localized version of the Game after Localization is referred to as the Localized Game. In this Agreement, Localized Game refers to the game version released in China Mainland.

1.11	Affiliate means any Entity that controls or is controlled by one Party, or is jointly controlled by the same entity with one Party, including but not limited to one Party’s parent company, subsidiaries, fellow subsidiaries controlled by the same parent company with one Party, etc. “Control” refers to the direct or indirect ownership of more than fifty percent (50%) of the equity, voting rights, or any other equivalent assets or other legal rights that can determine the management of the enterprise. “Entity” in this article includes, but is not limited to, individuals, partnerships, companies, and other legal entities.

1.12	Territory means the area where Party A grants the license to Party B to exclusively distribute and operate the Localized Games, which, in this Agreement, refers to China Mainland (excluding Hong Kong, Macao and Taiwan).

1.13	Term of License is comprised of an initial period (hereinafter referred to as the “Initial Period”), from September 1, 2022 to the third anniversary of the Commercial Launch of the Game in the Territory, and any additional period of time extended following the expiration of the Initial Period (hereinafter referred to as the “Renewal Period”). the Initial Period may be renewed by written amendment to this Agreement between the Parties or may be terminated prematurely in accordance with the terms and conditions of this Agreement. If either Party wishes to extend this Agreement for a certain additional period, that Party shall, at least thirty (30) days prior to the expiration of the Initial Period, send a written notice to the other Party to initiate a negotiation of renewal. Unless the Parties agree on Renewal Period in writing before the expiration of the Initial Period, this Agreement will automatically terminate upon its expiration.

1.14	Trademark means the trademark, trade name, logo or feature, or other equivalent materials, whether registered or not, used in conjunction with the Game.

1.15	Licensed Materials means the collective content for any documents, data, materials, logos, and other contents provided by Party A to Party B for the purpose of carrying out cooperation under this Agreement, including this Game, and licensed to be used by Party B in accordance with the terms and conditions provided in this Agreement.

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1.16	Domain Name means the hierarchical character identification of Internet computer recognition and location used by Party B to operate the Localized Games. For the avoidance of doubt, the Parties hereby confirm that the “Domain Name” under this Agreement includes top-level Domain Names and secondary Domain Names applied for registration with authorized regional and/or international Domain Name registration agencies (including CNNIC).

1.17	Localized Game Website means the dedicated website for the Localized Games established by Party B in the Territory for the operation of the Localized Games, which can only be created/operated with prior written consent of Party A.

1.18	Distribution Channels means the following distribution channels within the Territory that Party B can distribute the Localized Games:

(1)	App Store operated by Apple Inc. (hereinafter referred to as “iOS Channel”);

(2)	Android store platforms based on Android devices (hereinafter referred to as “Android Channels”); and

(3)	other Distribution Channels that support Mobile Applications such as iOS applications and Android applications, and are confirmed in writing by the Parties in advance.

1.19	User or End User means an Internet and/or mobile device user who download, log in, and use the Localized Games.

1.20	Game Data means data related to the Localized Games generated by End Users during the operation of the Localized Games, including but not limited to art images (facial shapes , bodies, etc. ) and features (levels, experience points, skills, etc.) of game characters, summoning beasts, props, mounts, etc., virtual props like items/equipment, tasks, achievements and other in-game information, as well as all game-related log data. The database used to store the above Game Data is called “ Game Database ”.

1.21	User Data means the End User’s personal information (including but not limited to the End User’s real name, ID card number, credit card information, address , landline phone number, mobile phone number, email address, and other identity information), User account information, User payment/consumption information/records, and any other data related to the User and/or disclosed or generated by the User when purchasing, accessing or using the Localized Games. The database used to store the above User Data is called “ User Database ”.

1.22	Intellectual Property means any right relating to Intellectual Property and intangible industrial property and the utilization of such rights, including but not limited to all patent rights, copyrights, designs, technical know-how/proprietary technology, utility models, professional technical knowledge, trade secrets, trademarks, commercial clothing or other Intellectual Property rights and any rights similar, corresponding or equivalent to any of the aforementioned rights.

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1.23	Derivatives Goods means any and all merchandise adapted from elements of the Localized Games and other Licensed Materials, including but not limited to movies, animations, books, picture albums, toys, stationery, accessories, clothes, hats, bags, models, garage kits, etc.

1.24	Invoice means the official commercial invoice issued by Party A.

1.25	Working Day means any day other than Saturdays, Sundays, and statutory holidays in the People’s Republic of China (excluding Hong Kong, Macau, and Taiwan for the purpose of this Agreement only).

1.26	Similar Products means game works developed on the basis of this Game, which have the same or similar source code, gameplay and numerical system, which are sufficient to be identified as the same or similar to this game.

1.27	Operation or Game Operation means the act of publishing, distributing, operating, selling, marketing, promoting the Localized Games and providing game services within the Territory, including: (1) the erection of game servers and game operation, management and maintenance, so that End Users can play games through information networks such as mobile communication networks and the Internet; (2) providing End Users with game-related customer service support, assistance and payment methods; (3) marketing, promotion, sales of the game; (4) maintenance of the game; (5) other game-related activities carried out in accordance with this Agreement ..

1.28	Total Game Revenue means the total revenue generated from paid tests and the operation after the Commercial Launch of the Game in the Territory, including but not limited to all payments, including but not limited to payments made to purchase game point cards, virtual currency or other in-game items, made directly or indirectly by the End Users related to all the consumption behaviors carried out by End Users in the Game and/or for the Game, including but not limited to purchase of props, equipment, game currency and other value-added services, activation of the game, purchase of game permissions, etc. In this Agreement, expenses incurred in channel marketing (or discounts) and local taxes withheld by the Distribution Channels could be deducted from Total Game Revenue; no other items could be further deducted.

1.29	Channel Cost means the fee deducted by the Distribution Channels from the Total Game Revenue for their operation of the Localized Game. The Channel Cost deducted by each Distribution Channel as a percentage of Total Game Revenue shall be separately confirmed in writing by the Parties.

1.30	Payment Processor Fee means the fee charged by payment processors, including but not limited to WeChat Pay and Alipay, in and/or for the game, as well as other costs related to charging End Users.

1.31	Net Game Revenue means the Total Game Revenue less Channel Costs, Payment Processor Fees, refunds, bad debts (if any, which must be verified and accepted by the Parties) and taxes (if any). Except for the items expressly deductible in this Agreement, no other items shall be deducted from the Net Game Revenue.

1.32	Test means a small-scale test of the game software version that has not yet been commercially operated. Such version contains some or most of the software functions to meet the basic operational needs, and is tested by inviting external Users through Distribution Channel to simulate possible problems that may arise during normal operational services, including but not limited to software vulnerabilities, server stress loads, and server stability.

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1.33	Commercial Launch means the publishing of the Localized Game version of the official Commercial Launch through Distribution Channels or Localized Game Website, official accounts, etc. and charging Users for services. The charging services include but are not limited to time-based billing, membership system, props sales and other forms.

1.34	Update means the supplementary improvement, enhancement, modification, addition, improvement or upgrade implemented for Localized Game (including but not limited to fixing BUGs, changing reward rules of levels, in-game message system, adding new features and contents), and takes the forms of continuous minor updates, major updates and updated versions, etc.

1.35	Source Code means the network software computer program generated for the development of the Game, which is available on the computer. It is defined as:

(1)	the software developed by Party A and/or its Affiliates named Project A or its renamed software;

(2)	including but not limited to server software, client software (including all text, images and sounds of such software), and all programs related to product updates.

1.36	BUG means errors, defects and mistakes that occur during the operation of game software products in accordance with the correct configuration requirements and the files provided by Party A to End Users after the Commercial Launch, which affect Users’ use of the product or service. “BUG” may be caused by defects and errors in program code or system design, but this error does not include any defects and BUGs caused directly or indirectly by external factors, including but not limited to Cheating Program attacks and other factors that are not caused by the aforementioned software defects and BUGs.

BUG can be divided into two types: major BUG and minor BUG, defined as follows:

(1)	Major BUG means errors that seriously affect the stability of the server, such as interruption, termination or rollback of game services, interruption or termination of User support systems, or errors that cause serious loss, mistake or lag of User Data, or errors that seriously affect game security and balance;

(2)	Minor BUG means all other errors that do not appear in the definition of “Major BUG” above.

1.37	Cheating Program means unauthorized access, compilation or modification of software codes or other components of the software, including but not limited to software databases and other components. “Cheating Program” includes but is not limited to any cheating, or any other behavior that may be analyzed as cheating, as well as the behavior of using a computer to modify or simulate network software system components. Users can use the Cheating Program to achieve a better service experience than normal, but the Cheating Program seriously affect the balance of the game and cause harm to the game experience of common Users, and may directly affect the commercial benefits of the game.

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Article 2 Grant of License

2.1	Within the Term of License, and on the premise that Party B pays Party A the revenue share as provided in this Agreement, Party A hereby grants Party B the following rights:

2.1.1	the right to distribute/operate the Game in the Territory on the Distribution Channels and Localized Game Website which is confirmed in advance by Party A in writing, and use the Licensed Materials to promote and operate the Game;

2.1.2	the right to host online and offline competitions and events of the Game within the Territory;

2.1.3	the right to delegate/sublicense the rights granted by Party A under this Agreement to third parties, including but not limited to Party B’s Affiliates, for the purpose of the distribution, operation and promotion of this Game. However, Party B shall still be the main responsible party for the distribution and operation of the Game. Without the prior written consent of Party A, Party B shall not directly sublicense, in part or in all, the right to distribute and operate the Game under this Agreement to the third party (excluding Affiliates). Besides, Party B shall promptly notify Party A in writing of the basic information of any Distribution Channel for record upon its launch and operating the game on any Distribution Channels.

2.2	When utilizing the license pursuant to Article 2.1 of this Agreement, Party B has the right to:

2.2.1	develop new sales channels and payment processors on its own name, enter into agreements with various Distribution Channels, publish the Localized Games on various Distribution Channels or through Localized Game Website;

2.2.2	after the Localized Game is launched and operated, enable End Users to download, activate, and log in the Game through Distribution Channels or Localized Game Website, create game characters, recharge/consume in the game, and enjoy game services, etc.;

2.2.3	operate, market and promote the Localized Games, and use the Licensed Materials pursuant to the terms and conditions set forth herein, provided that Party B bears any and all costs and expenses, including but not limited to media/advertising expenses, public relations expenses, promotional material production expenses and other necessary expenses. To be agreed in more detail hereunder, Party B’s right to use the Licensed Materials for production of marketing and promotional materials is subject to Party A’s separate review and written approval;

2.2.4	use the Licensed Materials for the operation and promotion of the Localized Games, pursuant to the terms and conditions provided in this Agreement;

2.2.5	live stream promotional and marketing activities of the Game, including but not limited to meetings with voice over artists, press conference for the Game. Party B has the permanent network dissemination right of these promotional videos in the Territory. Party A and Party B shall work in good faith to enter into an amendment for more details of live streaming related rights and obligations, if necessary;

2.2.6	host online and offline events for this Game within the Territory. If such events bring additional income, Party A and Party B shall enter into a separate agreement or an amendment to this Agreement to determine the economic terms related to such income.

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2.3	Restrictions over Derivative Goods and Advertising include:

2.3.1	This Agreement does not grant Party B any right to develop Derivative Goods based on the Game or other Licensed Materials. If Party B wishes to develop, produce, distribute and sell Derivative Goods of the Localized Games, it must obtain license from Party A in a separate written agreement, where Parties shall agree on the license, development, production, sales and royalties related to Derivative Goods;

2.3.2	This Agreement does not grant Party B any license rights related to the advertising business of the Localized Game. If Party B wishes to use the Localized Games, Licensed Materials, Localized Game Websites, etc. to carry out any form of advertising business, Party B shall obtain separate written authorization from Party A. The Parties shall confirm the development of the advertising business and the sharing of advertising revenue through a separate agreement or an amendment to this Agreement.

2.4	License and permits in the Territory requirements include:

2.4.1	Party A shall be responsible for all the approvals, filings and other procedures required by regulatory authorities for the operation of the Localized Games in the Territory (hereinafter referred to as “Party A’s Responsible Approvals”), and bear all the related costs. With all required licenses and permits obtained by Party A in the Territory, Party B shall use its best efforts to collaborate with Party A to maintain and renew the required licenses and permits. Party B shall be responsible for approvals, filings and other procedures required by non-regulatory authorities required for the operation of the Localized Games in Territory (hereinafter referred to as “Party B’s Responsible Approvals”) and bear related costs, Party A shall use its best efforts to collaborate with Party B to maintain and renew the required licenses and permits

2.4.2	If Party B fails to obtain any Party B’s Responsible Approvals, which results in Localized Games’ failure to operate legally in the Territory, damages to Party B’s brand or interests, potential administrative investigations, punishments or fines by any regulatory authority in the Territory towards Party B, Party B shall notify Party A in writing within [5] Working Days. Party B shall handle the relevant matters and bear all expenses arising therefrom. Party B shall ensure that Party A and its Affiliates are exempt from any obligations and costs. If Party A and/or its Affiliates suffer losses as a result, Party B shall be responsible for compensation. In addition, Party A and/or its Affiliates also have the right to pursue Party B’s liability for breach of contract in accordance with the provisions of this Agreement;

2.4.3	Party A shall use its commercially best efforts to cooperate with Party B in obtaining Party B’s Responsible Approvals, such as removing contents prohibited by the laws in the Territory, or contents that may not meet the requirements set by the government in the Territory, so as to avoid the failure by Party B to obtain its responsible approvals. Such failure may result in Localized Games’ failure to operate legally in the Territory, damages to Party B’s brand or interests, potential administrative investigations, punishments or fines by any regulatory authority in the Territory towards Party B. In addition, Party A is also obliged to cooperate with Party B to carry out rectification in a timely manner until such approval is obtained.

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Article 3 Rights and Obligations of Party A

3.1	Localization

3.1.1	Party A shall provide Party B with the texts and materials (if any) that require translation into Localization Language. Party B shall carry out translation work pursuant to Article 4.2.1 of this Agreement;

3.1.2	After Party B completes the Localization translation and the submitted Localization translation is approved by Party A, Party A shall integrate the Localization translation into the Localized Game.

3.2	Delivery of Product

Party A shall deliver the game version according to the timeline mutually agreed in writing by the Parties, and ensure that the versDion delivered reach a satisfactory quality level determined by the Parties.

3.3	Operations and Technical Support

3.3.1	Preparation before product operation

Party A shall fully cooperate with Party B in preparing for the operation of the Game, including but not limited to:

(1)	Product access standards: Prepare relevant documents or technical interfaces according to the access specifications specified by Party B (the access standards shall be determined in writing by the Parties);

(2)	Product operating environment configuration standards;

(3)	Data interface;

(4)	GM tools;

(5)	Party A shall modify the recording method of the game’s LOG and DATA without touching the User’s personal information according to the requirements of Party B, in order to meet the needs of Party B in terms of data statistics, including but not limited to: the data records of the generation, transfer, consumption, and destruction of virtual props, the data records of the number of tasks executed, completed, and failed times, as well as the data records of the generation, transfer, consumption, and destruction of virtual goods (whether purchased with in-game currency or purchased with real currency provided by Party B through its payment channel) .

3.3.2	Operations and Technical Support

(1)	During the term of this Agreement, Party A shall be responsible for providing technical support to Party B, and shall continuously develop, maintain, update and upgrade the game. Party A shall provide Party B with relevant technical documents and training other than the Source Code of the game program, including but not limited to the basic introduction of the game system, product system construction and configuration requirements, operation and maintenance process, game management tools, etc.

(2)	One month before Party B starts building the technical environment and preparing to test the game, Party A shall begin to provide technical support, and shall be obliged to continue until the expiration of this Agreement; during the game operation period, Party A shall establish a 24-hour technical support mechanism, and ensure the smooth flow of technical support channels, to make sure that any technical failure during the operation period of the game can receive Party A’s technical support and resolution as soon as possible.

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3.4	Localization Adjustment of the Game

3.4.1	Party A shall provide Party B with localized documents/materials according to the Localization plan confirmed by the Parties, and integrate the Localized Translation delivered by Party B into the Localized Game;

3.4.2	Party B may propose to Party A in writing new development requirements for the local market in the Territory (such as specific scenarios, specific tasks, specific roles, specific activities, specific equipment, etc.) based on the operating conditions and local culture and customs of the Territory. After receiving such demands, Party A will negotiate with Party B on specific plans. If the Parties decide to proceed with development through consultation, the Parties shall further negotiate and confirm the development schedule, and carry out development, delivery, and related work according to the schedule.

3.5	Updates for Localized Games

In order to meet the requirements for the continuous operation of theGame, Party A is obliged to provide continuous updates of the game in accordance with the provisions of this Agreement and the requirements confirmed by the Parties in writing after the game is officially commercialized. The specific update frequency and content are as follows:

3.5.1	Provide updates at least once two weeks, and major updates at least once a month, as necessary for operations;

3.5.2	In addition to regular updates, after the operation of the game, Party A shall customize the game according to the needs and number of Users introduced by Party B’s platform after the communication and confirmation of the Parties, so as to better meet the needs of End Users;

3.5.3	Modifications made at the request of authorized regional government regulatory authority;

3.5.4	Party A is obliged to make updates for version optimization and BUG fixes, from time to time according to the reasonable requirements of Party B.

Article 4 Rights and Obligations of Party B

4.1	Party B shall pay Party A the revenue share in accordance with the provisions of Article 5 and the Exhibit of this Agreement.

4.2	Localization Support

4.2.1	Party B shall be responsible for the Localization of the Game and bear all expenses (if any) incurred thereby. Party B shall complete the translation of the Localization Language (including text, sound, etc.) within [10] Working Days after receiving the documents/materials required for Localization provided by Party A, and deliver the Localized Translation (including but not limited to language text, sound audio, etc., collectively referred to as “Localized Translation”) to Party A for integration into the Localized Games.

4.2.2	Subsequently, Party B shall complete the translation of the Localization Language (including text, sound, etc.) within [10] Working Days after receiving the documents/materials that need to be localized (not the first time) provided by Party A, and deliver the Localized Translation to Party A for integration into the Localized Games.

4.2.3	During the translation process of Localized Translations, Party B shall ensure that the translation is accurate, and the language expression conforms to the usual habits of Users in the Territory.

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4.2.4	The final form and content of the Localized Translation must be confirmed through consultation between Party A and Party B. If Party A proposes any modification suggestions for the Localized Translation, Party B shall negotiate friendly with Party A and make adjustments in accordance with the opinions and requirements reached by the Parties through consultation.

4.2.5	In addition to translating the game text and voice into the Localization Language, Party B shall also fully understand the local laws and regulations, policies, cultures and customs that may affect the legal compliance of the game/Localized Game, and shall promptly inform Party A in writing whether it is necessary to adjust the authorized game/Localized Game content and how to adjust it.

4.3	Server Setup

Party B shall set up servers for the Game, and be responsible for the server hardware, server maintenance, bandwidth resources and User system required for Localization of the Game, and:

4.3.1	All expenses arising from renting/purchasing/setting up servers, operating system software, database software, firewalls, bandwidth, and downloads shall be borne by Party B. Party B undertakes that the software installed and used on the server provided to Party A is genuine and within the Term of License of the software copyright owner. Any losses or disputes caused by the installation/use of pirated software are not related to Party A;

4.3.2	Party A has the right to update and maintain the back-end code of the Game;

4.3.3	Party B has the right to view the monitoring data of the server, and the device model shall be jointly determined by the Parties;

4.3.4	Party B shall cooperate with Party A’s reasonable requirements and instructions to build the server environment;

4.3.5	The Parties shall ensure the security of servers and the Localized Games, and protect the games from hackers. Party B shall assign qualified personnel to monitor hacking activities and respond quickly according to the requirements confirmed by the Parties, and deploy such hacking prevention or related monitoring plans according to the time confirmed by the Parties. When one party discovers any hacking behavior that requires urgent action, it shall promptly report the matter to the other party within [48] hours, and the Parties shall jointly find and implement a solution.

4.4	Sales Channels and Payment Methods

In order to facilitate End Users to charge in or make payments for the Game, Party B has the right to establish and develop sales channels and payment processors for the Game at its own expense within the Territory and the Term of License. Without the prior written consent of Party A, Party B shall not bundle the Localized Games with other Mobile Games for sale promotion.

4.5	Localized Game Website

Party A shall assist Party B in creating Localized Game Websites for the Localized Games. The aforementioned game websites belong to Party A and shall be managed and used by Party B within the Term of License. After the expiration or early termination of the Term of License of this Agreement, Party B shall cooperate in transferring the website and related materials to Party A.

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4.6	Electronic Agreement

Party B shall set up an electronic agreement with the User in the Localized Game, and has the final decision on the content and form of the electronic agreement. Party B shall be responsible for providing the electronic agreement to Users, and Party A may raise suggestions, and shall assist in completing the launch and modification of the electronic agreement at Party B’s request. Party B undertakes that the content and form of the electronic agreement set up in the Localized Game complies with the local laws, regulations and policy requirements of the Territory.

4.7	Maintenance of User Database

Party B shall be responsible for maintaining and operating the User Database (the User Database shall contain all and any operational and revenue data of the Localized Games) in a secure manner confirmed by the Parties through email negotiation. However, Party B shall, under the circumstances of taking technical measures to ensure that Party A does not have access to any User’s personal information, provide Party A with the necessary information after technical processing, and give Party A the necessary authority of supervision and review, so that Party A can identify and process specific game requests during the cooperative operation of the game, as well as for the supervision of Party B’s implementation of this Agreement, reconciliation and other requirements. Party B shall ensure that any data contained in such databases are timely, true, accurate, complete and legitimate.

4.8	Customer Service

Party B is responsible for providing customer services for the Localized Games within the Territory, including but not limited to, User inquiries and complaints arising from frequently asked questions and answers to basic rules of the Localized Games, BUG handling, suspension of service, and all questions related to the Localized Games and operations.

4.9	Operation, Marketing and Promotion of Games

4.9.1	Party B shall be responsible for planning and implementing the overall marketing plan of the Localized Game in the Territory, and adopt public relations communication, advertising and other marketing strategies to promote the effect of the operation of the Localized Game;

4.9.2	Party A has the right to know Party B’s marketing plan/scheme (including but not limited to marketing channels, marketing promotion methods, etc.);

4.9.3	If Party A requests Party B to provide any necessary and reasonable documents, materials, data, or information regarding the marketing plan, scheme or ongoing marketing situation, Party B shall use its commercial best efforts to provide them and ensure the completeness and accuracy of the provided documents, materials, data and information;

4.9.4	All and any expenses (including but not limited to media/advertising expenses, public relations expenses, production expenses of promotional material and other necessary expenses) incurred by Party B in the process of operation, marketing and promotion of the Localized Games shall be borne by Party B solely;

4.9.5	Party B has the right to develop, produce and use promotional materials for the operation and promotion of the Localized Games in the Territory. Party B shall ensure that the promotional materials and promotion methods used comply with the local laws, regulations, public order and good customs of the Territory, and shall not use fraudulent or misleading methods to promote and operate the game. The promotional materials must not contain illegal or unhealthy information such as obscenity, pornography, violence, superstition, etc., and shall not infringe the legitimate rights and interests of others, and shall not have any adverse impact on the reputation, the Localized Game products, and other products of Party A and its Affiliates. Otherwise, all and any responsibilities arising therefrom shall be borne by Party B. If Party A or its Affiliates suffer any losses as a result, Party B shall be responsible for the compensation.

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4.10	Pricing for The Localized Games

4.10.1	Party A may give suggestions on the pricing of the Localized Games and related purchase content within the Localized Games, which will be determined through friendly consultation between the Parties. If the Parties have different views on the pricing, Party B shall have the ultimate decision right;

4.10.2	If Party B wishes to take any promotional activities for the Localized Games, including but not limited to price reductions, discounts or free gifts through webpages or user mailboxes, etc., for promotional purposes, Party A shall cooperate to confirm the detailed content regarding the promotional purposes, promotion quantity, promotion period and promotion scope before the promotion begins, and the related documents shall also be retained as the basis for settlement.

4.11	Test

Party B has the right to request the Game be tested for Commercial Launch before operation. The Parties shall cooperate to carry out all relevant work related to the Test.

4.12	BUG Handling

Party B shall immediately notify Party A of any major BUGs found in the operation of the Localized Game. Party A should correct such major BUGs in the shortest possible time so as to ensure the smooth operation of the Localized Games. For other BUGs found in Localized Game operation except the major BUG, the repair priority shall be confirmed by the Parties through negotiation, and Party A shall arrange corresponding repair work according to the priority confirmed by the Parties.

4.13	Cheating Program Processing

The Parties shall make reasonable efforts to prevent the games, servers of the User service system and technical equipment from Cheating Program attacks. Once a Cheating Program attack is discovered, Party B shall immediately notify Party A (notification methods include but are not limited to mobile phone, WeChat, email, etc.), and describe the nature and relevant information of such behavior in detail. After receiving such notification, Party A shall cooperate with Party B to solve the problem as soon as possible.

4.14	Operation and Legal Matters

4.14.1	The Parties should negotiate and agree on the specific date for operation of the Localized Game through email. However, unless due to force majeure, Party B shall ensure that the Localized Game shall be commercially operated no later than [December 31,2022].

4.14.2	Party B shall carry out cooperation matters under this Agreement in strict accordance with the local laws and regulations of the Territory and the relevant policies of the Distribution Channel, to ensure that the Localized Games can continue to be launched and operated normally and legally on the Distribution Channel in the Territory. If the game cannot operate normally or is interfered with in the Territory, or causes any administrative investigation, punishment, fine, etc. by any regulatory authority in the Territory, Party B shall notify Party A in writing within [5] Working Days, and Party B shall handle the related matters and bear all expenses arising therefrom. Party B shall guarantee that Party A and its Affiliates are exempt from any liability and expenses. If Party A or its Affiliates suffer losses as a result, Party B shall be responsible for compensation. In addition, Party A also has the right to pursue Party B’s liability for breach of contract in accordance with the provisions of this Agreement.

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Article 5 Payments

5.1	The Parties agree that they shall calculate, report, and settle game revenue share according to this Agreement and the Exhibit. Unless otherwise agreed in writing by the Parties, all revenue share to Party A under this Agreement shall be paid in RMB.

5.2	Party A and Party B shall keep any and all accounting books, vouchers, documents and other materials related to the operation of the Localized Games, at least until one year after the expiration or termination of this Agreement.

5.3	During the Term of the License, Party A may perform an audit independently or appoint a qualified auditor to audit the Party B’s accounting books and records related to the performance of this Agreement, during normal business hours of Party B by sending a written notice (hereinafter referred to as “Audit Notice”) ten (10) Working Days in advance, in order to verify the Total Game Revenue, Net Game Revenue, and the amount of share amount that Party A should receive (the Parties agree that within the Term of License, Party A can exercise the audit rights stipulated in this article at most once a year, and Party B shall fully cooperate). If it is found after the audition that the difference between Party B’s payable income sharing fee and the actual paid fee reaches [5%] of the fee actual paid, then Party B shall not only make up the corresponding difference, but also bear all relevant audit fees and any and all expenses incurred by Party A as a result (in order to avoid ambiguity, the Parties confirm: as long as the actual payment is less than the payable revenue sharing fee, no matter how much the difference is, Party B shall make up for it; the calculation formula for the difference rate between the payable revenue sharing fee and the actual payable fee is: (payable income sharing fee - actual paid fee)/actual paid fee. To avoid ambiguity, here is an example: if the payable income sharing fee is 1.1 million RMB and the actual paid fee is 1 million RMB, the difference is 100,000 RMB, and the difference rate is: (1.1 million RMB-1 million RMB)/1 million RMB = [10]%).

5.4	If the settlement of the game revenue sharing under this Agreement involves currencies other than RMB, the Parties agree to convert them based on the middle exchange rate [(bidding price + selling price)/2] between other currencies and RMB published on the Oanda website (https://www.oanda.com/currency-converter/zh/) on the last day of the corresponding game revenue sharing Settlement Month.

5.5	All fees and amounts under this Agreement are tax-inclusive. The Parties shall pay all taxes related to the fees and amounts under this Agreement in accordance with laws and regulations.

Article 6 Representations and Warranties

6.1	Party A’s Representations and Warranties:

6.1.1	It is a company legally incorporated in accordance with the laws of the People’s Republic of China, legally existing and in good standing. Party A has full company authorization and the right to sign and perform this Agreement without obtaining any third party’s permission, consent, approval and authorization. The signing and performance of this Agreement by Party A does not violate any other agreements or documents it has entered into, nor does it violate any laws, regulations or provisions of the place where Party A’s company is registered;

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6.1.2	Party A has the right to grant an authorization license to Party B in accordance with the provisions of this Agreement, and guarantees that at the time of signing this Agreement, Party A has fully and truthfully disclosed the Licensed Materials to Party B within the scope of its knowledge. As of the effective date of this Agreement, except for the matters disclosed by Party A, Party A is aware and guarantees that the Licensed Materials under this Agreement does not conflict with the Intellectual Property rights or other proprietary rights of any third party within the scope of authorization under this Agreement, and/or infringe, misappropriate or otherwise infringe upon the Intellectual Property rights or other proprietary rights of third Parties, including but not limited to copyrights, trademark rights, and privacy rights. In addition, as of the effective date of this Agreement, except for the matters disclosed by Party A, Party A shall ensure and bear the pending litigation/arbitration proceedings or claims related to the Licensed Materials under this Agreement. Party A guarantees that the game will not infringe the legitimate rights and interests of third Parties (including but not limited to copyrights, trademark rights, patent rights and other Intellectual Property rights) within the Term of License under this Agreement;

6.1.3	Party A shall ensure that the game content and related works provided do not contain obscene, indecent, or pornographic content, and do not contain any content that violates applicable laws and regulations;

6.1.4	Without prior Written confirmation from Party B, Party A shall not launch or authorize other third Parties to publish and operate any version of this game /Localized Game in the Territory within the Term of License of this Agreement (if such circumstances exist before the signing of this Agreement, Party A shall solve it in accordance with Party B’s requirements before the game is officially commercially operated in the Territory) .

6.2	Party B’s Representations and Warranties:

6.2.1	It is a company legally incorporated in accordance with the laws of the People’s Republic of China, legally existing and in good standing. Party B has full company authorization and the right to sign and perform this Agreement without obtaining any third party’s permission, consent, approval and authorization. The signing and performance of this Agreement by Party B does not violate any other agreements or documents it has entered into, nor does it violate any laws, regulations or provisions of the place where Party B’s company is registered;

6.2.2	Party B can act as the operator and publisher of Mobile Games in the Territory, and has the necessary licenses, permission, consent, government or other approvals and qualifications to operate games in the Territory;

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6.2.3	There are no ongoing or ongoing litigation in any court, arbitration tribunal, administrative court or government agency, such actions or litigation have or may substantially negatively affect Party B’s business, property, financial or other conditions and operation, which may cause Party B to be unable to perform its obligations under this Agreement;

6.2.4	The SDK embedded in the Localized Game does not have any functions that violate the laws and regulations of the Territory or the User’s rights, including but not limited to stealing User privacy, withholding fees, modifying the User’s mobile phone system, infringing on the User’s legitimate rights and interests, etc.; Party B also guarantees that it does not contain game viruses and other contents that may damage the User’s mobile phone;

6.2.5	Party B shall not directly or indirectly distribute or operate this Game/Localized Game outside the Territory , and shall not directly or indirectly, independently or authorize a third party, or due to the reason of Party B, launch and operate Similar Products of the authorized game/Localized Game in the Territory within the Term of License of this Agreement, or take any (or assist any) actions that may infringe or lead to infringement of the legitimate rights and interests of Party A and/or Party A’s Affiliates;

6.2.6	The Localized Games can operate normally and continuously in the Territory, and that the Localized Translations of the games provided by Party B and its operations will not damage the brand reputation, legitimate interests of Party A and/or its Affiliates, and the legitimate interests of other third Parties. All legal disputes, administrative penalties and infringement losses arising therefrom shall be handled by Party B and all the expenses arising therefrom shall also be borne by Party B. Party B shall guarantee that Party A and its Affiliates shall be exempted from any liability and expenses; if Party A and/or its Affiliates suffer losses as a result, Party B shall be responsible for compensation.

6.2.7	In any case, Party B shall not and will not engage in the following prohibited acts:

(1)	Party B shall not delete, deface, conceal or modify the copyright notice, trademark or other proprietary marks of Party A or its Affiliates on the Localized Game products;

(2)	Party B shall not perform any acts including but not limited to cracking, modifying, renaming, adding, deleting, splitting, decompiling, etc. for Localized Game products without the prior authorization of Party A;

(3)	Except for the purpose of this Agreement, Party B has no right to access and cannot modify the Source Code of the game or any part of the game software or server-side software, nor shall it obtain all or part of the game Source Code through reverse engineering, reverse compilation, disassembly, translation or other means, nor allow, encourage or assist any person or entity to carry out such actions;

(4)	Party B shall not conceal or defraud the revenue data and operating conditions of the game in whole or in part in any way;

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(5)	Party B shall not enter into any Agreement with any third party that conflicts with any provision of this Agreement;

(6)	Without the prior Written permission of Party A, Party B shall not use the Localized Games (including Localized Game Websites, etc.) to carry out any advertising activities;

(7)	Party B shall not abuse the authorization obtained by signing this Agreement, nor shall Party B act beyond such authorization;

(8)	Party B shall not use the Localized Game for any benefit without Party A’s knowledge.

Article 7 Intellectual Property Rights

7.1	The trademark rights, copyrights, patent rights and other Intellectual Property rights owned by each party separately prior to the signing of this Agreement shall remain solely owned by them, and shall not be transferred to any other party by reason of the signing or performance of this Agreement.

7.2	The Parties hereby expressly acknowledge and agree that all and any rights and interests involved in the following matters related to this game shall belong exclusively to Party A or its Affiliates:

7.2.1	The Localized Games and all and any content contained therein, including but not limited to game Source Code, game graphics, gameplay, game materials (including but not limited to game characters, scenes, weapons, equipment, summoning beasts, etc.), game music, textual expressions and combinations, icons, illustrations, charts, color combinations, interface designs, layout framework, relevant data, printed materials, or electronic documents;

7.2.2	Game Data and Game Database;

7.2.3	Other Licensed Materials and materials provided by Party A to Party B in order to carry out the cooperation matters agreed under this Agreement;

7.2.4	Any rights and interests related to the game/Localized Game that are not expressly agreed to belong to Party B or its Affiliates under this Agreement.

7.3	The Parties hereby expressly acknowledge and agree that all and any rights and interests involved in the following matters shall be exclusively and jointly owned by Party A and Party B, but Party B can use them only for the purpose of performing this Agreement and within the scope of this Agreement:

7.3.1	Localized Translations in Localization Languages for the distribution of Localized Game in Territory;

7.3.2	Any promotional materials (including but not limited to promotional materials, promotional ideas, promotional copywriting, promotional videos, promotional songs, promotional posters, promotional brochures and other promotional materials, collectively referred to as “Promotional Materials”) arising from the cooperation between the Parties and / or as a result of the operation of the Localized Games;

7.3.3	Any documents, data or materials created by Party B for the distribution, operation and promotion of the Localized Games.

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7.4	The Parties hereby expressly acknowledge and agree that all and any rights and interests involved in the User Data and User Database of this game are owned by Party B or its Affiliates.

7.5	If, due to local policies or promotion channels, it is necessary to apply for trademark registration, copyright registration or any other right registration of the name, icon, content, trademark, or any other commercial logo (hereinafter referred to as “Commercial Logo”) of the Localized Game in the Territory, Party B shall promptly notify Party A in writing and provide Party A with application requirements. After Party A confirms and evaluates the application plan, Party A shall apply for the registration of relevant Commercial Logos in its own name. Party A agrees to authorize Party B to use the above-mentioned relevant Commercial Logo registered by Party A in the Territory for the purpose of performing this Agreement free of charge.

7.5.1	Without the prior Written consent of Party A, Party B shall not apply for Commercial Logos that are identical or similar to the name and content of this game/Localized Game. Otherwise, Party B shall transfer such Commercial Logos to Party A free of charge according to Party A’s request, and if Party B fails to transfer according to Party A’s request, Party A has the right to terminate this Agreement;

7.5.2	Party B acknowledges that it has no right or interest in any of the game/Localized Game, Commercial Logos, Licensed Materials and materials, and other Intellectual Property rights currently owned, used or claimed by Party A. Party B promises to Party A that it will not: modify any Commercial Logo or Licensed Materials of this game/Localized Game without authorization; mix or use any Commercial Logo of Party B in Party A’s business name; advocate or question the ownership, legal authorization, or other legal rights of Party A to this game/the Localized Games, Commercial Logos, Licensed Materials.

7.5.3	In accordance with the relevant terms and conditions of this Agreement, in order to assist Party B in exercising its rights and performing its obligations, Party A grants Party B a non-exclusive license to use the commercial logo and Licensed Materials related to the Localized Games solely for the purpose of promoting and operating the Localized Games within the Territory during the Term of License. Meanwhile, Party B shall use the Commercial Logo and Licensed Materials in accordance with the requirements proposed and updated by Party A from time to time.

7.6	Party A has the final decision on the game LOGO/game ICON, namely:

7.6.1	Party A has the right to decide the game name of the Localized Game and/or adopt other game LOGO/game ICON, Party B shall operate the Localized Game according to the game name/game LOGO/game ICON confirmed by Party A, and shall not change it without prior Written consent by Party A;

7.6.2	If it is necessary to adjust the game name/game LOGO/game ICON in order to operate the Localized Game better and/or to meet the approval requirements of the Territory, Party B may also provide suggestions to Party A, and after consultation between the Parties, the plan confirmed by Party A shall be implemented;

7.6.3	The ownership and Intellectual Property rights of the name/LOGO/ICON of the Localized Games belong to Party A, and Party A has the right to register the trademark in its own name.

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7.7	If it is necessary to register/use a Domain Name in order to establish/use a Localized Game Website or operate a Localized Game, the Parties agree that:

7.7.1	If it is necessary to register a top-level Domain Name, Party B shall not register the Localized Game ((and/or any content and material contained therein)), Licensed Materials, and the name of Party A and/or its Affiliates in any name(including but not limited to the name of Party B and its Affiliates, or any third party)without the prior Written consent of Party A, and Party B shall try its best to restrain its Distribution Channels from registering the above top-level Domain Name in their name. And Party A has the right to choose:

(1)	After registering such top-level Domain Names in the name of Party A or its Affiliates, Party B shall be authorized to use them; or

(2)	Authorize Party B to register in its own name, and after the end of the cooperation, Party B shall unconditionally transfer such top-level Domain Names to Party A or the Affiliated Company designated by Party A for no consideration in accordance with Party A’s requirements, and all and any costs arising from the transfer shall be borne by Party B;

7.7.2	If Party B uses the Licensed Materials and/or any content related to the Localized Game as a second-level Domain Name, Party B shall obtain the Written permission of Party A in advance. Only with the Written approval of Party A can Party B establish/open/use a second-level Domain Name for the promotion and operation of the Localized Games within the Term of License and Territory.

7.8	The Localized Game name Project A is the confirmed by both Parties.

7.9	The Parties confirm that for the purpose of Party B’s distribution and operation of games on various Distribution Channels in accordance with this Agreement, Party A agrees to cooperate in issuing or signing the Agreement required by the relevant Distribution Channels or the format document confirming that the game and related Intellectual Property rights belong to Party B. The Parties hereby confirm that these documents are only issued or signed for the purpose of launching or changing the game on the corresponding Distribution Channel, and the ownership of this game and related Intellectual Property rights shall be governed by this Agreement. If the relevant content of these documents is inconsistent with this Agreement, the provisions of this Agreement shall prevail.

Article 8 User Personal Information Protection

8.1	During the testing, promotion, distribution and operation of the Game under this Agreement, including but not limited to user real name verification, User Database maintenance, customer services and other related activities, if it is necessary to collect, store, use, process, transmit, provide, disclose, delete (collectively referred to as “Process”) any personal information or data from users, Party B or its designated service provider approved by Party A (hereinafter referred to as “Personal Information Processor”), with users’ consent via terms of services, shall be responsible for the duties and obligations related to the Processing of personal information. The duties and obligations include but not limited to ensuring users’ right to consent, information right and right to request deletion of their personal information, performing cybersecurity testing and evaluation, coordinating compliance review and cybersecurity evaluation by regulatory authorities, and assuming duties and obligations per current and subsequent applicable laws and regulations. Any reports or information provided by Party B to Party A related to this Game should not contain any user personal information. Party A shall have the right to inspect and scrutinize Personal Information Processor’s performance of this Agreement, provided that Party A has no access to the users’ personal information during such inspection and scrutinization.

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8.2	In order to properly manage User Data, Party B shall establish, maintain and operate an appropriate system. Party B shall only use User Data within the necessary scope to perform this Agreement, and shall not reveal, provide or disclose User Data to third parties except as permitted by applicable laws and regulations. When disclosure is required by applicable laws and regulations, Party A shall be notified in writing immediately. Party B shall disclose User Data to its employees only to the minimum scope required for the performance of this Agreement, and shall make relevant employees bear the same obligations as those stipulated in this article.

8.3	If other subjects recommended by Party B act as the Personal Information Processor, Party B itself shall not reserve any right to access, obtain or process Users’ personal information, and Party B shall ensure that the Personal Information Processor meets the qualification requirements stipulated by applicable laws and regulations, and shall uniformly be responsible for the processing of Party B’s data that was originally responsible by Party B in accordance with the requirements of this Article 8 and applicable laws and regulations, and shall assume corresponding obligations and responsibilities to Users, as if it is also bound by this Article 8. Without consultation with Party A and confirmation of acceptance by the User, the subject recommended by Party B as the Personal Information Processor has no right to delegate all or part of the User’s personal information processing affairs and responsibilities to a third party. Otherwise, Party B shall bear joint and several liability.

8.4	After the expiration of the Term of License under this Agreement or the termination of this Agreement for any reason, Party A has the right to require Party B and/or the Personal Information Processor to transfer all the game User Data and User Database permissions it holds to the third party determined by Party A. After the transfer is completed, Party B and/or the Personal Information Processor shall not retain any game User Data and User Database permissions (including any form of copies, backups, and derivative data based on such data). Party B and/or the Personal Information Processor shall continue to perform the data processing obligations stipulated in this Agreement before the third party determined by Party A fully undertakes the data processing obligations stipulated in this article and data Processor change arrangement is confirmed and accepted by the Users.

8.5	For the avoidance of doubt, user personal information refers to various information recorded electronically or otherwise related to an identified or identifiable natural person, bound or associated with specific natural person identities, and can be used to identify specific natural person identities or specific attributes directly or through data processing means, but does not include other Game Data and operational data that do not involve the aforementioned personal information. If there are other provisions on the definition of personal information in applicable laws and regulations, the applicable laws and regulations shall prevail.

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Article 9 Infringement and Allegation

9.1	If Party B finds any third party’s infringement of Licensed Materials, the Localized Games or licensed rights under this Agreement in the Territory, Party B shall promptly notify Party A of the existence of such infringement in writing. Party A shall give feedback on the handling of the aforementioned infringement within 10 Working Days (hereinafter referred to as the “Infringement Handling Response Period”) after receiving the notice, Party B shall, in accordance with Party A’s requirements and instructions, take or assist Party A to take necessary measures to stop it. Without obtaining the Written consent of Party A in advance, Party B shall not take any actions or measures to safeguard its rights. However, if Party A does not give any feedback within the Infringement Handling Response Period, Party B has the right to take actions and measures to safeguard on its own.

9.2	If Party B obtains income from rights protection (including but not limited to the compensation paid to Party B by the infringer due to settlement with Party B, the compensation paid to Party B by the infringer awarded by the court or arbitration institution, etc.), after covering the rights protection costs of the Parties, the remaining income shall be distributed at a ratio of 5 :5.

Article 10 Confidentiality

10.1	In connection with this Agreement, each Party (in such capacity, the “Disclosing Party”) may disclose to the other Party (in such capacity, the “Receiving Party”) certain information that the Disclosing Party desires the Receiving Party to treat as confidential. Either Party shall keep confidential any nonpublic information, data, materials and content (hereinafter referred to as “Confidential Information”) of the other Party that they have come into contact with as a result of the signing or performance of this Agreement. The Receiving Party acknowledges that its Representative’s confidentiality obligations shall be no less protective than their own Confidential Information. Without the written consent of the Disclosing Party, the Receiving Party shall not disclose, give or transfer such Confidential Information to a third party, except for those that are required to be disclosed to the Affiliated Company of Receiving Party due to the performance of this Agreement and those are required to be disclosed according to audit requirements or mandatory provisions of laws and regulations, nor shall it use such Confidential Information beyond the scope of this Agreement.

10.2	The Game Data, Game Database, User Data and User Database of this Game shall be regarded as Confidential Information.

10.3	The Receiving Party shall ensure that its representatives, including any officer, director, employee, affiliate, attorney, or consultant, who have access to the Confidential Information of the Disclosing Party, of its own and Affiliates, strictly abide by the confidentiality requirements of this Agreement. Receiving Party shall be responsible to the Disclosing Party for any breach of the confidentiality obligation of its representatives.

10.4	Receiving Party’s confidentiality obligation is permanent and shall continue to be valid after the termination of this Agreement, until the Disclosing Party discloses Confidential Information to the public or the Confidential Information becomes known to the public due to other legitimate reasons.

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Article 11 Liability for Breach of Contract

11.1	Unless otherwise provided in this Agreement, Party A and Party B shall fully and diligently perform the obligations in this Agreement. If any representation, warranty and undertaking made by either party (hereinafter referred to as the “Defaulting Party”) under this Agreement is untrue, incorrect or misleading, or any obligation borne by either party is not partially of fully fulfilled under this Agreement, the other party (hereinafter referred to as the “Defaulting Counterparty”) has the right to require the Defaulting Party to make remedies within 15 Working Days (hereinafter referred to as the “Grace Period”). If the Defaulting Party refuses to remedy or fails to remedy as required by the Defaulting Party, the Defaulting Counterparty has the right to terminate the cooperation under this Agreement by Written notice upon the expiration of the Grace Period, and the Defaulting Party shall compensate the Defaulting Counterparty for all losses suffered as a result of its breach of the contract.

11.2	The liability of the Defaulting Party to the Defaulting Counterparty for breach of this Agreement includes, but is not limited to, damages (including but not limited to compensation for labor costs, operating costs, and marketing costs), as well as reasonable expenses such as litigation fees, notarization fees, preservation fees, appraisal fees, lawyer fees, travel expenses, etc., as well as all compensations, including but not limited to the above-mentioned expenses, borne by the Defaulting Counterparty to the third party due to the breach of the contract by the Defaulting Party.

Article 12 Termination

12.1	This Agreement shall be terminated under the following circumstances:

12.1.1	The Term of License expires and Party A and Party B agree not to renew the contract;

12.1.2	The Parties mutually agree to terminate this Agreement before expiration;

12.1.3	If either Party goes bankrupt, enters into dissolution or liquidation procedures, ceases business, or goes out of business, the other party has the right to notify the party in writing to terminate the Agreement;

12.1.4	Circumstances under which the Agreement may be terminated as provided elsewhere in this Agreement.

12.2	Wind-down Period

Unless otherwise provided in this Agreement, when this Agreement is terminated, Party A has the right to require Party B to set a wind-down period according to the following Agreement:

12.2.1	If the Territory has regulations on the wind-down period, the regulations in the Territory shall be followed;

12.2.2	Unless otherwise agreed by the local law of the Territory, if this Agreement expires in accordance with the above Article 12.1.1, the wind-down period shall be sixty (60) days prior to the termination of this Agreement; if this Agreement is terminated for reasons other than those specified in Article 12.1.1 above and/or for other legal reasons, the wind-down period shall be sixty (60) days (including the “second day”) from the second day after the occurrence of the termination cause, or from the second day after the occurrence of the termination cause until the expiration of the Term of License under this Agreement (whichever is earlier);

12.2.3	Within sixty (60) Working Days after the end of the wind-down period, the Parties shall complete the verification, settlement and payment of all unsettled fees (including revenue sharing);

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12.2.4	During the wind-down period, Party B shall issue an announcement to the End Users stating that the Localized Game is about to be discontinued. (the announcement shall specify the date of outage, etc.), and the recharge of the game shall be stopped on the day of the announcement;

12.2.5	During the wind-down period, the Parties shall implement safeguard measures for End Users in accordance with the legal provisions of the Territory; if there is no special provision in the laws of the Territory, safeguard measures for End Users shall be shall negotiated and jointly executed by the Parties (including but not limited to plans for the cessation of Localized Game operations, whether to refund end-Users’ claims related to the termination of services, plans for refund and matters related to the cost of refund); if there is no consensus and the local law does not expressly stipulate that Party A, as the IP licensor/game developer, must bear the obligation of refund and compensation, then Party B, as the operator of the game, shall bear the full liability for refund and compensation;

12.2.6	In order to optimize User experience, Party A may issue a migration announcement to the public through letters, media, and other means (Party A has the right to determine the specific content), and take measures to guide End Users to the version operated by Party A itself or authorized third-party operation of the Localized Game. Party B shall issue and continuously display the above migration announcement within the Localized Game on the first day of the wind-down period (Party A has the right to request adjustments of the specific time and length), and technically assist Party A to complete the User guidance work. Party A has the right to require Party B to provide the unique identifier Token ID owned by the End User to associate the End User’s Game Data, and Party B shall provide assistance to Party A to help Party A complete the matching of the End User’s User Data and Game Data within 14 days, as well as the replication and migration of Game Data.

12.3	After the termination of this Agreement, Party B shall, under the premise of complying with the wind-down period stipulated in Article 12.2 above, completely stop any operation of the Localized Game before the expiration of the wind-down period, including but not limited to:

12.3.1	shut down Localized Game Website;

12.3.2	Party B, in conjunction with Party A, shall issue a statement to its Affiliates, channels or third Parties to terminate all and any exclusive licensing rights obtained by Party B for the Localized Games;

12.3.3	remove the Localized Games from all and any Distribution Channels;

12.3.4	After issuing a termination notice to Party B, Party A may receive Party B’s sales channels and third-party payment channels, and Party B is obliged to provide commercial and technical support. Party A may request Party B to provide a list of resources related to the game, including media areas, forums, end-User organization materials, etc., and assist Party A in receiving and managing them.

12.3.5	After the termination of this Agreement, if Party B refuses to stop the operation of the Localized Game, Party A has the right to unilaterally shut down the game server. The losses caused thereby shall be borne by Party B.

12.4	Upon the expiration of the wind-down period pursuant to Article 12.2, Party B shall not use any Licensed Materials (including this Game) nor anything related to the Localized Games, including but not limited to marketing materials, name of the Game name, logos and icons).

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Article 13 Force Majeure

13.1	Force majeure refers to an event that cannot be foreseen, avoided, controlled, or overcome by any party to this Agreement, which hinders, affects or delays either party from fulfilling all or part of its obligations under the Agreement, including but not limited to natural disasters such as floods, fires, explosions, lightning, earthquakes, and storms, abnormal social events such as public health emergencies (such as large-scale epidemic infectious diseases similar to COVID-19), severe power or network failures in telecommunication infrastructure, interruption of communication lines caused by third-party construction work, communication failures of telecommunications units such as Internet service providers, SMS senders, mobile operators, and line interruptions, wars, upheavals, strikes, hackers, virus attacks, and government actions such as sudden changes in national policies.

13.2	The Party affected by force majeure that is unable to perform or delays the performance of its obligations under this Agreement shall be exempted from liability for breach of contract within the scope of force majeure, provided that the affected Party has not contributed to such force majeure event and has taken reasonable efforts to avoid such force majeure events and mitigate their effects, and to take all actions within the scope of its rights/capabilities to comply with the terms of this Agreement as fully as possible.

13.3	If the force majeure affects the performance of this Agreement, the Party that is subject to force majeure shall notify the other Party within three (3) days after the occurrence of force majeure. Parties shall immediately negotiate and determine whether to postpone the performance of this Agreement to a future date agreed by the Parties or to terminate this Agreement.

Article 14 Notices

14.1	Any notice hereunder shall be sent in writing in Chinese, and shall be sent to the address and contact person set out on the first page of this Agreement by email, by hand (including express delivery) or by registered mailing service.

14.2	A notice shall be deemed given: (a) if by e-mail, on the date that transmission is confirmed electronically; (b) if by hand (including express delivery), on the date of receipt, and otherwise on the 5th day from delivery; and (c) if by registered mail, based on the certificate of registered mail issued by the post office, on the 7th Working Days from deliver.

14.3	If a Party wishes to change its contact information (including address, contact person, phone number, e-mail, etc.) (hereinafter referred to as the “Changing Party”), the Changing Party shall promptly notify the other Party in writing, and such notice shall be delivered and processed in accordance with Article 14. If the Changing Party fails to give prompt written notice, the notice sent by the other Party to the current effective contact information on the first page of this Agreement shall be valid and deemed given, and the Changing Party shall bear the adverse consequences arising therefrom.

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Article 15 Governing Law and Dispute Resolution

15.1	The formation, effectiveness, interpretation, performance and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China.

15.2	Parties agree to use their commercial best efforts to negotiate in good faith to resolve any dispute arising from this Agreement. If any dispute cannot be resolved through negotiation, either Party has the right to submit the dispute to the People’s Court with jurisdiction in the place where this Agreement was signed.

Article 16 Miscellaneous

16.1	No Party may assign any right or delegate any obligation hereunder without the written consent of the other party.

16.2	The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, unless otherwise provided by the Governing Law.

16.3	The Parties to this Agreement shall be independent contractors with respect to all matters related to this Agreement. Nothing contained in this Agreement or the signing or performance of this Agreement shall constitute a partnership, joint venture or agency.

16.4	Each Party shall bear its own costs and expenses in connection with this Agreement.

16.5	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

16.6	This Agreement together with the Exhibit constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

16.7	The Exhibit to this Agreement shall be an integral part of this Agreement and has the same legal effect as this Agreement.

16.8	Matters not covered in this Agreement and any changes, modifications or amendments to this Agreement shall be subject to negotiation between Parties, and nothing in this Agreement can be amended except by a writing signed by Parties. Any signed amendment constitute an integral part of this Agreement. In the event of any inconsistency between amendments to this Agreement and the Agreement, the amendments shall prevail. In the event of anything not covered in any amendment to this Agreement, this Agreement shall prevail.

16.9	This Agreement shall become effective on the date indicated on the first page of this Agreement with company chops stamped by Party A and Party B.

16.10	This Agreement is written in Chinese, with four (4) originals. Each Party shall hold two (2) Chinese originals, each of which shall have equal legal effect.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement effective as of the Effective Date.

Party A: Shanghai Jupiter Creative Design Co., Ltd.

Company Chop:

_______________________

Party B: Shanghai Youmier Network Technology Co., Ltd.

Company Chop:

_______________________

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Exhibit: Revenue Share

1.	Revenue Share

Party A and Party B unanimously confirm and agree that, upon the commercialization (including paid test) of the Game in the Territory, Party B shall pay Party A revenue share of the Game according to the rules set out below:

1.1	Party B shall report and make payment of the revenue share to Party A on a monthly basis. Each month is from 00:00 on the 1st day of each calendar month to 24:00 on the last day of the month (defined as the “Month”).

1.2	Upon signing this Agreement, Parties shall negotiate in good faith and enter into an amendment to this Agreement to agree on Party B’s game operating income from the Game in each Month (hereinafter referred to as “Party B’s Game Operating Income for the Month”, which shall be a fixed monthly amount). Party A’s revenue share (hereinafter referred to as “Party A’s Revenue Share for the Month”) shall be determined as the Net Game Revenue for the Month less Party B’s Game Operating Income for the Month.

1.3	Parties agree that before the entering of any amendment pursuant to Section 1.2, Party B shall comply with the terms and process for the settlement of revenue share under this Agreement and Exhibit, and pay to Party A all the Net Game Revenue generated from the Game in the Territory without deducting any Party B’s Game Operating Income for the Month. Once Parties have determined the fixed Party B’s Game Operating Income for the Monthly in an amendment to this Agreement, Party B shall be able to deduct all accrued Party B’s Game Operating Income from future Net Game Revenue. Detailed arrangement for making up the accrued Party B’s Game Operating Income shall be negotiated and agreed by Parties in an amendment to this Agreement.

2.	Reports, Invoices and Payments

2.1	Starting from the date that the Game is commercialized in the Territory, Party B shall provide Party A with: (1) a monthly report of iOS Channel revenue by the last day of the first month following the Month, and (2) a monthly report of Android Channels revenue by the last day of the second month following the Month. Each monthly report shall at least include Total Game Revenue, Net Game Revenue, Party B’s Game Operating Income for the Month and Party A’s Revenue Share for the Month, and all amounts stated in the monthly reports shall be denominated in RMB. In terms of timing of submitting the monthly reports, for example, the monthly report for revenue from iOS Channel of August shall be provided to Party A on or before 30 September, and the monthly report for revenue from Android Channels of August shall be provided to Party A on or before 31 October.

2.2	If Party A has any objection to certain monthly report provided by Party B, it shall notify Party B in writing within [10] Working Days from receiving such monthly report, or the month report would be deemed to be accepted by Party A. When Party A raises a written objection to a monthly report pursuant to this Agreement, Party B shall review the monthly report with Party A within [10] Working Days upon receipt of Party A’s written objection. If agreement is reached on the revenue data after the review, Parties shall settle according to the revenue data revised in the review. When no consensus is reached, then:

(1)	if discrepancy does not exceed 3%, Party B’s revenue data shall prevail;

(2)	if discrepancy exceeds 3%, Party B shall make payment to Party A for the portion where no dispute exists. For the remaining portion with dispute, Parties shall start a second review and negotiate in good faith for resolution;

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(3)	Second review does not affect the payment of the portion of revenue share with no dispute;

(4)	Discrepancy (%) = Difference between the data of Party A and B / Data per Party B. Example: assuming Net Game Revenue per Party B is RMB1 million while Net Game Revenue per Party A is RMB1.1 million, the difference is RMB0.1 million and the discrepancy is 10%.

2.3	Monthly reports become effective once signed by both Parties. From the date of effectiveness, Party A shall provide Party B with valid value-added tax special invoices regarding the agreed revenue share in form satisfactory to Party B, within [5] Working Days. From receipt of such invoices, Party B shall make payment of Party A’s Revenue Share for the Month according to terms set out below:

(1)	If Party B receives a valid invoice issued by Party A pursuant to this Agreement and Exhibit on or before the 15th day of a month, Party B shall make payment on or before the last day of such month;

(2)	If Party B receives a valid invoice issued by Party A pursuant to this Agreement and Exhibit on or after the 16th day of a month, Party B shall make payment on or before the 15th day of the next month following such month.

2.4	Parties understand and agree that due to different rules and requirements of Distribution Channels, upon mutual consent, Party A may directly collect part of the Net Game Revenue from certain Distribution Channels. For such part of the Net Game Revenue, Party A shall follow Section 2.1 to 2.3 of this Exhibit to provide monthly report and make payments (if any) to Party B. And for avoidance of doubt, Party B shall not be obliged to make any payment to Party A regarding any Net Game Revenue directly received by Party A from Distribution Channels, and is entitled to offset its Game Operating Income accrued from the part of Net Game Revenue directly received by Party A (if any) from its payable to Party A. If its payables are not sufficient for such offset, Party A shall pay the shortfall to Party B pursuant to this Agreement and Exhibit.

3.	All payments from Party B to Party A under this Agreement shall be made in cash in RMB to the bank account designated by Party A as follows:

Account Name	Shanghai Jupiter Creative Design Co., Ltd.
Bank	China Merchants Bank Co., Ltd., Shanghai Daning Sub-branch
Bank address	No. 957, Guangzhong Road, Jing’an District, Shanghai
Account Number	121915209710101

Party A shall promptly notify Party B in writing if there is any change in its bank account information.

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